Exhibit 99.1

CROWDGATHER ACQUIRES DIGITAL AD AGENCY ADISN FOR $5.5 MILLION IN STOCK

Woodland Hills, CA.  June  xx, 2010 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), today announced that it has acquired Adisn, a next generation Digital Ad Agency that uses relationship data from the social web to enhance targeting, for $5.5 million, the largest acquisition in CrowdGather’s history.  CrowdGather will issue 4,621,849 shares of common stock for the purchase.  Adisn will operate as a wholly owned subsidiary of the Company.

Adisn had audited revenues for calendar 2009 of $889,867 and based upon its unaudited revenues through May 2009, we believe that Adisn will contribute positive cash flow and increased revenues over the next 12 months to CrowdGather.  This is before taking into consideration any synergies or additional revenues that result from the selling of CrowdGather network’s advertising inventory by Adisn.

 “CrowdGather has been building up a network of forum based properties with a focus towards growing revenues through advertising,” said CEO and founder Sanjay Sabnani.  “While we have been successful at increasing the earning power of our network on a quarter over quarter basis, we have been doing so without the benefit of a sales force or our own ad serving platform.  Adisn provides us with both of these resources and we are excited about what the future holds for us as we move forward together.

Sabnani continued, “We are also delighted to have Adisn’s founder, Andy Moeck join our team and continue as President of the subsidiary.  Andy is a seasoned technologist and entrepreneur and we believe he will be a driving force towards the increased monetization of our sites.”

Andrew Moeck co-founded Adisn in 2007 and has served as the company’s CEO since inception. In 2004, Andrew Moeck co-founded Teleo, leading all technology functions, directing product advances, driving communications growth, and overseeing research activities. He brought nearly a decade of telecommunications, managerial, and networking experience to the company. Teleo was sold to Microsoft in 2005, for an undisclosed amount.

Prior to joining Teleo, Moeck co-founded Antirion, a leading wireless development firm.  Moeck was Chief Technology Officer from 1999 to 2002, when Ticketmaster and leading technology firm SWT acquired operations.

“We view this relationship with CrowdGather as a best of both worlds opportunity,” said Andrew Moeck.  “On one hand, Adisn will continue to deliver innovative, targeted campaigns for its existing and future clients, but at the same time we are presented with a tremendous opportunity in working with CrowdGather’s rapidly growing network of sites.  Having access to our own publisher network should help us to deliver even more value to our customers and give us the ability to develop and refine our technology on a long term basis.”

In March 2010, CrowdGather, which passed its two-year anniversary in April, acquired one of the largest free forum community hosting platforms, FreeForums.org (www.freeforums.org).  As a result, CrowdGather’s network of forums now has 78-80 million monthly page views and 4.5 million monthly unique visitors according to Google analytics an increase of over 500% from the Company’s last quarterly filing with the Securities and Exchange Commission.  Since February of this year, CrowdGather has disclosed equity financings totaling $1.4 million through private placements and investor warrant exercises.

About ADISN

Headquartered in Long Beach, California, Adisn is a next generation Digital Ad Agency that uses relationship data from the social web to enhance targeting. Adisn has proven that the aggregate of web conversations, web profiles, online blogs, and behavior create millions of relationships between seemingly unrelated topics. The company’s technology mines through those relationships and applies the strongest ones to enhance online targeting to the benefit of publishers and advertisers across the web. We call it Relationship-based Targeting.

Adisn was founded by a team of proven technologists, marketers, and entrepreneurs. Supported by top-tier venture capitalists, and private investors, Adisn has established a proven track record with leading global advertisers, ad agencies and media companies.

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor Contact:   Sanjay Sabnani
                    Phone: 818-435-2472 x 101
                     Email: sanjay@crowdgather.com

Media Contact:    Stacey Sanner
                 Phone: 425-896-8505
                  Email: staceysanner@hotmail.com